Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42879) of Gerber Scientific, Inc. of our report dated June 23, 2006 relating to the financial statements of Gerber Scientific, Inc. and Participating Subsidiaries 401(k) Maximum Advantage Program and Trust, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Hartford, CT
June 28, 2006